Exhibit 10.52

1997

ITT EDUCATIONAL SERVICES, INC.

INCENTIVE STOCK PLAN –

FORM OF NONQUALIFIED STOCK OPTION AWARD AGREEMENT

FOR NOVEMBER 2, 2005 AWARD TO EXECUTIVES

THIS AGREEMENT, effective as of the __ day of _________ 20__ by and between ITT Educational Services, Inc. (the “Corporation”) and _________________(the “Optionee”),

WITNESSETH:

WHEREAS, the Optionee is now employed by the Corporation or a Participating Company (as defined in the Plan as hereinafter defined) as an executive and a key employee, and in recognition of the Optionee’s valued services, the Corporation, through the Compensation Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Optionee to acquire or enlarge stock ownership in the Corporation pursuant to the provisions of the 1997 ITT Educational Services, Inc. Incentive Stock Plan (the “Plan”);

NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and pursuant to the provisions of the Plan and the administrative rules and regulations relative to the Plan (the “Rules”), the terms and provisions of which are incorporated herein as a part of this Agreement, the parties hereto hereby agree as follows:

1.

Grant of Options. Pursuant to the provisions of the Plan and this Agreement (and as approved by the Committee), the Corporation hereby confirms the grant on November 2, 2005 to the Optionee of the option to purchase from the Corporation all or any part of an aggregate of _____ shares of Common Stock (the “Common Stock”) of the Corporation, as constituted on the date of grant, at the purchase price of $_____ per share, such option to purchase shares to be designated as a Nonqualified Stock Option.

2.	Terms and Conditions. It is understood and agreed that the option evidenced hereby is subject to the following terms and conditions:

A.	Expiration Date:

The option shall expire not later than November 2, 2012.

B.	Exercise of Option:

Exercise Schedule and Restriction on Transfer. The option granted hereby shall be exercisable immediately, but Optionee will not sell, transfer, assign, pledge or otherwise dispose of, alienate or encumber, either voluntarily or involuntarily any shares of the Common Stock acquired by the Optionee from the exercise of the option granted hereby until:

•	on or after November 2, 2006, with respect to one-third of the shares of Common Stock underlying the option granted hereby;

•	on or after November 2, 2007, with respect to an additional one-third of the shares of Common Stock underlying the option granted hereby; and

•	on or after November 2, 2008, with respect to the remaining one-third of the shares of Common Stock underlying the option granted hereby.

Except as provided below, any sale or transfer or purported sale or transfer, of any shares that Optionee acquires upon exercising the option granted hereby, or any interest therein, that does not conform to the schedule above will be null and void. This restriction on the transfer of shares will not apply in the event that, if the option granted hereby had not been exercisable immediately upon grant, the vesting thereof would have been accelerated upon an acceleration event (as defined in the Plan).

In any event, the option granted hereby will be exercisable only during the continuance of the Optionee’s said employment, or as otherwise provided in the Plan.

If Optionee decides to exercise any portion of the option granted hereby prior to the time that Optionee can transfer that portion in accordance with the schedule above, the Corporation will issue the shares only in certificate form evidencing the shares the Optionee acquires upon exercise with the following legend and such other legends as may be required or appropriate under applicable law:

“THE OWNERSHIP OF THIS CERTIFICATE AND THE SHARES OF STOCK EVIDENCED HEREBY AND ANY INTEREST THEREIN ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND ITT EDUCATIONAL SERVICES, INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF ITT EDUCATIONAL SERVICES, INC.”

The certificates will be delivered to the Corporation to be held by the Corporation until the restrictions on transfer of the shares subject to certificates have lapsed. Promptly after the transfer restrictions on any such shares have lapsed, the Corporation will deliver to the Optionee a certificate or certificates, free of the restrictive legend described above, evidencing such shares. Upon the occurrence of a stock split, reverse stock split, stock dividend or any other change in capitalization, reorganization, merger or similar event affecting the Corporation’s common stock, the transfer restrictions set forth above applicable to any stock that the Optionee may have acquired upon exercise of the option granted hereby will continue in effect with respect to any consideration or other securities received in respect of such stock.

Payment. The purchase price of the shares upon the exercise of the option granted hereby shall be paid to the Corporation at the time of exercise either in cash or Common Stock already owned by the Optionee having a total Fair Market Value equal to the purchase price, or a combination of cash and Common Stock having a total fair market value, as so determined, equal to the purchase price. The option granted hereby may be exercised in accordance with instructions as may from time to time be issued by the Corporation to the Optionee.

C.

Compliance with Laws and Regulations. An option shall not be exercised at any time when its exercise or delivery of shares hereunder would be a violation of any law or governmental regulation, which the Corporation may find to be valid and applicable.

D.	Optionee Bound by Plan. Optionee hereby agrees to be bound by the terms and provisions of the Plan and Rules.

This Stock Option Award Agreement is issued, and the option evidenced hereby is granted, in Carmel, Indiana, and shall be governed and construed in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by an authorized officer on this ____ day of _________ 20__.

Agreed to:	ITT EDUCATIONAL SERVICES, INC.

By:

_________________________________

Optionee	Title: Senior Vice President, Director Human Resources

[Print Name: ______________________]

Date:

Date: ____________________________